Exhibit 10.1

CSX Long Term Incentive Plan
2014-2016 Cycle

Purpose and Objective

The CSX Long Term Incentive Plan (“LTIP” or “the “Plan”) is the vehicle under which CSX Corporation (“CSX” or “Company”) issues Performance Grants, as described in the CSX Stock and Incentive Award Plan, referred to herein as Performance Units. The Performance Units are issued pursuant to, and are subject to the terms (including defined terms) and conditions of, the CSX Stock and Incentive Award Plan. Under the LTIP, a Performance Unit represents the right to receive a share of CSX common stock. The purpose of the LTIP is to reward eligible employees for their contribution to the attainment of improved operating performance and asset utilization which is intended to result in increased total shareholder return. As described below in the Plan Design section, grants of Performance Units are approved by the Compensation Committee of CSX’s Board of Directors (the “Committee”).

The Company seeks to motivate and reward employees through the issuance of Performance Units. Performance Units are settled upon certification of the Company’s achievement of predetermined levels of (i) operating ratio and (ii) return on assets during the Performance Period (as defined below). The payments are referred to as Performance Awards at the time of payment, and are payable in the form of CSX common stock.

Effective Date and Performance Period

The 2014-2016 LTIP Cycle (the “2014-2016 Cycle” or “Cycle”) commences May 6, 2014 (“the Effective Date”) and ends December 30, 2016. The Performance Period, the time during which Company performance is measured, commences March 29, 2014 and ends December 30, 2016.

Eligibility and Participation

Active employees of CSX or participating subsidiaries (the “Company” or collectively, the “Companies”) in salary Band 06 and above as of the Effective Date (“Participants”) are eligible to participate in the Plan for the 2014-2016 LTIP Cycle and receive a number of Performance Units determined by reference to a dollar denominated long-term incentive compensation award approved by the Committee. The Performance Unit schedule is maintained by the Plan Administrator.

Employees hired or promoted into Band 06 and above after the Effective Date and before the end of the 2014-2016 Cycle will receive a pro rata allocation of Performance Units based on their participation (and status as full time or part-time Band 06 (or higher) employee during the Cycle). Any adjustment pursuant to the foregoing shall be made only in the case of a Participant’s bona fide hire into or change in job Band (a “Band Change”) during the Cycle and such adjustment shall be made by increasing or reducing the Participant’s Performance Units by a number of Performance Units equal to the product of (A) the difference between the number of Performance Units that the Participant holds before the Band Change resulting in a new job Band designation for the Participant (the “New Band”) and the number of Performance Units that the Participant would have received if the Participant had been in the New Band at the inception of the Cycle times (B) a fraction the numerator of which is the number of full months following the Participant’s Band Change and the end of the Cycle and the denominator of which is the total number of full months in the Cycle. For purposes of the pro-rata calculation, participation will be deemed to begin on the first day of the month following the date the Participant was hired or the change in salary band affected. The same pro rata adjustment will be used for employees who transfer between union and non-union employment.

Notwithstanding the preceding, in the case of any Participant who has a Band Change and who is ultimately determined to be a “covered employee” within the meaning of Section 162(m) of the Internal Revenue Code in respect of the final year of the Cycle, any increase in such Participant’s Performance Units shall be computed only in respect of the months, if any, of the Cycle occurring after the Participant has been in the New Band for three months.

The maximum number of Performance Units that any Participant may be awarded, and the maximum number of shares that may be earned under such Performance Units, following any Band Change shall not exceed the number of Performance Units awarded to, and shares that may be earned by, the Participant in the top Band receiving the most Performance Units at the inception of the Cycle under the Plan. The adjustment above is intended to be a formulaic adjustment for job Band during the Cycle and is not intended to alter the objective performance goals applicable under the performance under this Plan.

Plan Design

Under CSX’s long-term incentive compensation program design, the Committee approves the annual competitive dollar value of long-term incentive compensation for Participants primarily based upon Band1. For the 2014-2016 Cycle, the value of Performance Units comprises 75% of the value of long-term incentive compensation, and the value of restricted stock units comprises the other 25%. Restricted Stock Units are provided in a separate grant.

1 The Committee, at its sole discretion, may grant to a Participant a different long term compensation dollar value than to other Participants within the same Band.

The number of Performance Units an employee receives is calculated by dividing 75% of the dollar value of the long-term incentive compensation mentioned above by the average closing price of CSX common stock during the most recent three full months preceding the Effective Date. For the 2014-2016 Cycle, the average stock price equaled $28.08, representing the months of February, March and April 2014. This price is used solely to determine the number of Performance Units granted to each Participant at the commencement of the Cycle.

Performance Measures

The Plan uses a combination of (i) operating ratio (“OR”) and (ii) return on assets (“ROA”) as the performance measures, excluding non-recurring items as disclosed in the Company financial statements. The measures are applied independently and weighted equally. Thus, if both target OR and target ROA are achieved, each measure would pay at 50% for a total payout of 100% of the grant value. If the maximum OR and maximum ROA are achieved then each measure would generate a 100% payout for a total payout at 200%.

1.
Operating Ratio: OR is defined as CSX Corporation operating expenses divided by operating revenue. Performance achievement for the Cycle is based on cumulative operating expenses and operating revenue for the Performance Period.

As the price of fuel has a significant impact on OR, fuel-adjusted OR targets will apply to the OR performance measure if the average highway diesel fuel (“HDF”) price per gallon for the Performance Period falls outside of a pre-determined range (“fuel collar”). Charts in Exhibit A reflect the OR targets and related payout percentages at various HDF prices.

2.	Return on Assets: ROA is defined as tax-adjusted operating income divided by net properties.

Tax Adjusted Operating Income is determined by applying a 38% tax rate to operating income. This calculation is based on an annualized average during the Performance Period. Net properties is equal to gross properties less accumulated depreciation. This calculation is based on the quarterly average during the Performance Period.

The terms operating income, properties, and accumulated depreciation shall be defined and measured as set forth in the Company’s financial statements at the end of the Cycle. A chart in Exhibit A reflects the ROA targets and related payout percentages.

OR and ROA have been selected as performance measures because of their high correlation to shareholder returns. Efforts to improve these measures align CSX’s business objectives in a way that allows individuals to equate personal actions to desired performance outcomes. Each Plan Participant should be motivated to grow revenue, reduce expense, improve service, increase productivity, improve safety, and increase asset utilization.

Performance Awards

As shown in the Performance Measure and Payout Percentage Table in Exhibit B, Performance Awards are paid as a percentage of a Participant’s Performance Units based upon the applicable measures discussed above. All Performance Awards will be paid in CSX common stock.

A Participant who commits an act involving moral turpitude that adversely affects the reputation or business of the Companies shall forfeit any Performance Units. Examples of acts of moral turpitude include, but are not limited to, dishonesty or fraud involving CSX or any affiliated company, their employees, vendors, or customers or a violation of the CSX Code of Ethics.

Participants subject to the Claw Back Provision contained herein, who violate the conditions (i) through (v) of the Claw Back Provision below, shall forfeit any Performance Units.

No Performance Award is earned under the Plan until the Compensation Committee approves the payout percentage based upon the level of achievement of the performance measures for the Cycle.

Impact of Change in Employment Status

Performance Awards generally will be paid only to Participants who are actively employed by the Companies at the end of the applicable three-year performance cycle. Except as provided below, all other Participants whose employment terminates prior to the end of the Cycle shall forfeit any and all Performance Units and thus receive no Performance Award. All Performance Awards will be payable no later than March 15 following the end of the Cycle.

A Participant whose employment terminates due to death, disability, or retirement shall be eligible to receive a pro-rata Performance Award under the LTIP based on the Performance Award the Participant would have received had there been no death, disability or retirement. The pro-rata Performance Award will be determined based upon the number of months of participation relative to the number of months in the Cycle. Retirement shall mean (i) the attainment of age 55 and 10 years of Company service, or (ii) the attainment of age 65. Disability shall mean long-term disability as defined in the long-term disability plan of the Company covering the Participant. In the case of death, such Performance Awards shall be paid to the Participant’s estate, or as otherwise required by law.

Participants whose hours are reduced so that they are no longer full time active employees during the 2014-2016 LTIP Cycle, as a result of a phased retirement or similar program at the request of or with the consent of CSX, shall be entitled to a pro-rata Performance Award to the date of such change, and a pro-rata reduced Performance Award for the remaining portion of such 2014-2016 Cycle worked based on the reduced hours.

Taxation of Performance Awards

Performance Awards will be paid in shares of CSX common stock. The value received by the Participant is taxable income; therefore CSX is required to withhold income taxes at the prescribed rates for both supplemental income and employment taxes in accordance with applicable tax laws. CSX will withhold the minimum number of shares (in whole shares) equal in value to such required amount. No additional voluntary withholding amount is permitted. Participants in the CSX Executive Deferred Compensation Plan may defer receipt of Performance Awards in accordance with the terms of that plan.

Plan Administration

The CSX Senior Vice President and Chief Administrative Officer shall be the Plan Administrator and shall interpret and construe the provisions of the Plan subject to the terms of the CSX Stock and Incentive Award Plan and the Compensation Committee’s authority and responsibility thereunder.

Plan Amendments and Termination

The Compensation Committee reserves the right to terminate, adjust, amend or suspend the Plan at any time at its sole discretion.

Claw Back Provision

The Claw Back Provision discussed herein applies only to Participants in Band 10 and above.

If such Participant receives a Performance Award, the following terms and conditions shall apply for the subsequent two-year period from the payout of the Performance Award (whether or not such Participant continues to be employed by the Company).

Noncompetition: Such Participant shall not

(i)
without written Company consent, work for a Class I railroad in a capacity similar to the function performed over the 5 years prior to termination; or for a customer or supplier for whom the Participant has had direct work responsibility in the prior 12 months in a capacity similar to the functions performed over the 5 years prior to termination;

(ii)	without written Company consent, solicit employees to work for a competitor in a capacity similar to such solicited employee’s capacity;
(iii)	without written Company consent, solicit the Companies’ customers on behalf of a competitor;
(iv)
without written Company consent, act in a manner adversarial or in any way contrary to the best interests of the Company; (for example, testifying as an expert witness or becoming associated with a union or law firm that takes positions adverse to the Companies);

(v)	fail to provide the Company with information or documentation showing compliance with conditions (i), (ii), (iii) and (iv) stated above, if requested by the Plan Administrator.

If a Participant breaches any of the conditions set forth above in this Claw Back Provision, the Participant shall repay to the Company an amount equal to the value of the Performance Award. The value of the Performance Award is measured by the amount reported as income on Form W-2 for tax purposes. Any amount due hereunder shall be paid by the Participant within thirty (30) days of notice by the Company to the Participant that the Participant has breached a condition stated above.

The Claw Back provision for noncompetition shall not survive any change in control event as defined in the CSX Stock Incentive Award Plan.

Company Financial Irregularities: In the event of Company accounting irregularities discovered within two years after receipt of payment in connection with a Performance Award, which requires the Company to restate its financial statements due to material noncompliance with any financial reporting requirements under applicable securities laws, the Participant shall repay all amounts in excess of the Performance Award the Participant should have received as determined under the restated financial statements.

In cases where all or part of the Performance Award is deferred under the CSX Executive Deferred Compensation Plan, breach of these conditions shall result in an immediate forfeiture of the portion deferred, including any earnings thereon from the date of deferral, in the amount needed to equal the applicable clawback amount.

Consideration for Noncompete Agreement

In consideration for eligibility under this 2014-2016 LTIP Cycle, Employees in Band 10 and above must enter into a noncompete agreement, if not already in effect, as prescribed and agreed to by CSX. Eligibility in the 2014-2016 LTIP Cycle for Employees in Band 10 and above is conditioned upon the existence of such noncompete agreement.

Miscellaneous

By accepting a Performance Award, the Participant authorizes the Company to withhold, to the extent permitted by law, any amount the Participant may otherwise owe to the Company in any other capacity whatsoever.

The adoption of the 2014-2016 Cycle of the LTIP does not imply any commitment to continue the Plan or any other long-term incentive compensation plan or program for any succeeding year or period. Neither the Plan, nor any Performance Unit, or Performance Award made under the Plan shall create any employment contract or relationship between the Companies and any Participant.

Notwithstanding anything herein to the contrary, Performance Units issued to “covered employees” under Section 162(m) of the Internal Revenue Code shall be treated in a manner intended to comply with Section 162(m) of the Internal Revenue Code.

Committee Discretion

The Compensation Committee may apply its discretion in order to reduce payouts to Executive Team members based on the Company’s relative Total Shareholder Return in accordance with Exhibit C. No upward discretion may be applied to LTIP payouts.